Exhibit 10.1

AMENDMENT TO SERVICE AGREEMENT

This Amendment, dated July 1, 2010 (the “Amendment”), to the Service Agreement, dated March 13, 2008 (the “Agreement”), by and between Christopher L. Harris, an individual having an address at [address withheld] (the “Executive”) and Montpelier Re Holdings Ltd., whose registered office is located at Canon’s Court, 22 Victoria Street, Hamilton, Bermuda (the “Company”).  Terms not otherwise defined herein shall have the meaning described to them in the Agreement.

W I T N E S S E T H:

WHEREAS, the parties hereto desire to amend the Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in the Agreement, as amended, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.               Paragraph 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

2.             Term.  Subject to paragraph 7, the Executive shall be employed hereunder for the period commencing, July 1, 2008 which shall be the effective date (“Effective Date”) of this Agreement, and ending December 31, 2013 (the “Term”).

2.               Paragraph 3(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

(c)             The Company reserves the right to require the Executive not to attend work and/or not to undertake all or any of his duties hereunder during a period of up to twelve (12) months immediately preceding the termination of his employment, provided always that the Company shall continue to pay the Executive’s Base Salary,

Housing Allowance, Target Bonus or other such bonus amount payable to Annual Bonus Plan Group A participants as approved by the Compensation and Nominating Committee of the Board (the “Compensation Committee”), and Executive’s unvested RSUs, or other long-term investment compensation awarded to Executive under any LTIP or award or similar agreement shall continue to vest during such period.  This paragraph 3(c) shall not affect the general right of the Company to suspend the Executive for Cause (as defined in paragraph 7(c), below).

3.               Paragraph 4 (a) of the Agreement is hereby deleted in its entirety and replaced with the following:

(a)          Base Salary.  Commencing on the date hereof and continuing until March 31, 2011, the Company shall pay the Executive an annual salary (the “Base Salary”) of six hundred and seventy-five thousand dollars ($675,000 U.S.), less applicable withholding and other deductions, payable monthly in arrears on the day appointed by the Board for the payment of salaries or pro rata if Executive is employed for less than a full month.  On April 1, 2011 and continuing through the remaining term of this Agreement, the Company shall pay the Executive a Base Salary of nine hundred thousand dollars ($900,000 U.S.), less applicable withholding and other deductions, payable monthly in arrears on the day appointed by the Board for the payment of salaries or pro rata if Executive is employed for less than a full month.  The Compensation Committee, subject to ratification of the Board, may, in its sole discretion, increase the Base Salary at any time during the Term; provided, however, that in no event shall the Executive’s Base Salary be decreased below the then current Base Salary.  The Compensation Committee will conduct the first base salary review no later than April 2012 and continue annually thereafter on or before April 1 of the current year.  The Base Salary shall be inclusive of any director’s fees or other fees or remuneration payable to the Executive by the Company or any Group Company and, accordingly, either the Executive shall pay over or cause to be paid over to the Company all such fees or remuneration paid or payable to him or his Base Salary shall be reduced by the amount of such fees or remuneration.

4.               Paragraph 4 (d) of the Agreement is hereby deleted in its entirety and replaced with the following:

Housing Allowance.  Until March 31, 2011, the Executive shall receive a housing allowance of $12,000 per month.  Thereafter, the Executive shall not be entitled to any housing allowance whatsoever and shall reimburse the Company any security deposit previously paid by the Company on the Executive’s behalf.

5.               Paragraph 8(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

(b)(i)  If the Executive’s employment is terminated by reason of the Executive’s death or disability then in full satisfaction of the Company’s obligations under this Agreement, the Executive, his beneficiaries or estate, as appropriate, shall be entitled to receive, no later than seventy-five (75) days following such termination, (A) the Base Salary provided for herein up to and including the effective date of termination, prorated on a daily basis; (B) payment for any accrued, but unused paid holiday as of the effective date of termination; (C) any reimbursements to which he may be entitled under paragraph 5 of this Agreement; and (D) repatriation expenses equal to three (3) months of Base Salary and Housing Allowance.

(ii)            If the Executive’s employment is terminated by the Executive without Good Reason pursuant to paragraph 7(f), then in full satisfaction of the Company’s obligations under this Agreement, the Executive, his beneficiaries or estate, as appropriate, shall be entitled to receive, (A) the Base Salary provided for herein up to and including the effective date of termination, prorated on a daily basis, (B) the Base Salary provided for herein payable monthly in arrears for twelve (12) months following the date of termination, prorated on a daily basis, subject at all times to the option by the Company to release the Executive’s obligations under paragraph 10 of this Agreement prior to the end of such 12-month period thereby terminating such payments with immediate effect; (C) payment for any accrued, but unused paid holiday as of the effective date of termination; (D) any reimbursements to which he may be entitled under paragraph 5 of this Agreement as of the effective date of termination; and (E) medical benefits continuation under the Company’s medical plan for the Executive and his household for a period of twelve (12) months following termination.  In addition, Executive’s unvested RSUs or other long-term investment compensation Awarded to Executive under any LTIP or award or similar agreement shall continue to vest for twelve (12) months following Executive’s termination from the Company without Good Reason, subject at all times to the option by the Company to release the Executive’s obligations under paragraph 10 of this Agreement prior to the end of such 12-month period thereby terminating such vesting with immediate effect.

6.               Paragraph 14 is hereby added to the Agreement:

Parachute Payment Cut-Back.  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment under this Agreement would, when combined with all other payments Executive receives from the

Company or any successor or parent or subsidiary thereof, but for this Paragraph 14, be considered an “excess parachute payment” under Section 280G of the Internal Revenue Code, then such Payments shall be reduced (with cash payments being reduced before Stock Award compensation) as would result in no portion of the payments being considered “excess parachute payments” under Section 280G of the Internal Revenue Code; but only to the extent such reduction does not result in Executive receiving on a net basis after all taxes, including excise taxes, less than Executive would have received net after all taxes, including excise taxes, without regard to the reduction.  If such reduction would result in Executive receiving less on a net basis, then his payment shall not be reduced in excess of an amount that would net him at least as much as he would have received on a net basis without regard to the reduction.

7.               The Agreement, as amended by this Amendment, contains the entire agreement between the parties hereto and there are no agreements, warranties or representations which are not set forth therein or herein. This Amendment may not be modified or amended except by an instrument in writing duly signed by or on behalf of the parties hereto.

8.               This Amendment shall be governed by and construed and enforced in accordance with the laws of Bermuda and the parties irrevocably submit to the non-exclusive jurisdiction of the Courts of Bermuda.

9.               This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by them or their duly authorized representatives as of the date first written above.

MONTPELIER RE HOLDINGS LTD.		EXECUTIVE

By:	/s/ THOMAS G.S. BUSHER	By:	/s/ CHRISTOPHER L. HARRIS
Thomas G.S. Busher		Christopher L. Harris
Executive Vice President and
Chief Operating Officer